UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TechnipFMC plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1283037
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One St. Paul’s Churchyard

London, EC4M 8AP

United Kingdom

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary Shares, nominal value $1.00 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): 333-213067

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

EXPLANATORY NOTE

TechnipFMC plc (the “Company”) is filing this Form 8-A in connection with the completion of the business combination between FMC Technologies, Inc. and Technip S.A. and the listing of the Company’s shares on the New York Stock Exchange (“NYSE”).

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the ordinary shares, nominal value $1.00 per share, of the Company, as included under the titles “Material U.S. Federal Income Tax Considerations”, “Material U.K. Tax Considerations”, “Material French Tax Considerations”, “Description of Topco Shares” and “Comparison of Rights of Stockholders of FMCTI, Technip and Topco” in the proxy statement/prospectus forming a part of the Registration Statement on Form S-4, as originally filed with the U.S. Securities and Exchange Commission on August 10, 2016, and which became effective on October 24, 2016 (Registration No. 333-213067), including exhibits and as amended, is hereby incorporated by reference.

Item 2.	Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Company are to be registered on the NYSE and the securities registered hereby are not being registered pursuant to Section 12(g) of the U.S. Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TechnipFMC plc

Date: January 17, 2017	By:	/s/ Dianne B. Ralston
Name: Dianne B. Ralston
Title: Executive Vice President, Chief Legal Officer and Secretary